Exhibit 8


                          May 28, 1999


Reynolds Metals Company
6601 West Broad Street
Richmond, Virginia 23230

Gentlemen:

     I am Tax Counsel of Reynolds Metals Company (the "Company"). I have acted as tax counsel to the Company in connection with, and have participated in the preparation of, a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Registration Statement") relating to the registration under the Securities Act of 1933 of debt securities of the Company having an aggregate initial offering price of up to $150,000,000 (the "debt securities").

     In my opinion, the following are the material United States federal income tax consequences of the purchase and ownership of debt securities which are held as capital assets by United States Holders (as defined below). This opinion does not deal with special classes of holders such as dealers in securities or currencies, persons holding debt securities as a hedge or debt securities that are hedged against currency risks, non-United States Holders or United States Holders whose functional currency is other than U.S. Dollars.

     In reaching this opinion, I have relied on the provisions of the United States Internal Revenue Code of 1986 (the "Code") and final or temporary United States Treasury Regulations
("Regulations").  In the absence of final or temporary
Regulations, I have relied on available proposed Regulations and legislative history.

     As used in this opinion, the term "United States Holder" means a beneficial owner of a debt security that is for United States federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation, partnership or other entity (treated as a corporation or a partnership for federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations),
(3) an estate whose income is subject to United States federal income tax regardless of its source or (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Reynolds Metals Company
May 28, 1999
Page 2


     Payments of Interest. Interest on a debt security, other than interest that is taxable under Code rules dealing with original issue discount or market discount, will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the United States Holder's method of accounting for tax purposes.

     Purchase, Sale and Retirement of the Debt Securities. A United States Holder's tax basis in a debt security which is not an original issue discount security will be its U.S. dollar cost. A United States Holder will recognize gain or loss on the sale or retirement of a debt security equal to the difference between the amount realized on the sale or retirement and its tax basis in the debt security. To the extent the amount received upon sale or retirement of a debt security represents accrued interest, the United States Holder will treat such amount as interest income as described above in "Payments of Interest." Except in the case of certain original issue discount securities, gain or loss recognized on the sale or retirement of a debt security will be capital gain or loss and will be long-term capital gain or loss if the debt security was held for more than one year.

     Original Issue Discount Securities. Under the Code, if debt securities having a maturity of more than one year from their date of issue are issued at an original issue discount, United States Holders generally will be required to include such original issue discount in gross income for United States federal income tax purposes before receiving cash attributable to such income. Special rules would apply to debt securities having a maturity of less than one year issued at an original issue discount.

Backup Withholding and Information Reporting

     Payments of principal, premium, if any, and interest, if any, made within the United States by the Company or any of its Paying Agents, and the accrual of original issue discount are generally subject to information reporting with respect to non-corporate United States Holders. "Backup withholding" at a rate of 31% will apply to such payments if the United States Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns.

     I consent to the reference to me under the captions "United
States Taxation" and "Legal Matters" in the Registration
Statement and to the filing of a copy of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,


                                   /s/ Robert A. Warwick

                                   Robert A. Warwick
                                   Tax Counsel